ASSET PURCHASE AGREEMENT

between

WILDMAN BUSINESS GROUP, LLC

and

STRAN & COMPANY, INC.

dated as of

August 24, 2020

TABLE OF CONTENTS

SCHEDULES:

EXHIBIT LIST:

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "**Agreement**"), dated as of August 24, 2020, is entered into by and between **WILDMAN BUSINESS GROUP, LLC,** an Indiana limited liability company ("**WBG**" or "**Seller**"), and **STRAN & COMPANY, INC.**, a Massachusetts corporation ("**STRAN**" or "**Buyer**").

STATEMENT OF PURPOSE

Seller is engaged in the operation of a business uniform, linen, and promotional agency with an emphasis on corporate branded merchandise programs. WBG wishes to sell to STRAN, and STRAN wishes to purchase from WBG, the rights of WBG to the Purchased Assets (as defined herein) relating to its Imprints Division, which sells corporate branded merchandise products (the "**Business**"), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, WBG shall sell, assign, transfer, convey and deliver to STRAN, and STRAN shall purchase from WBG, all of Seller's right, title and interest in the Business assets set forth on Schedule 1.1 (the "**Purchased Assets**") of the disclosure schedules ("**Disclosure Schedules**") attached hereto and incorporated herein by reference, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance ("**Encumbrance**"). The Purchased Assets referenced in Schedule 1.1 shall include the customer accounts identified and described on Schedule 1.1a with respect to the Business (collectively, the "**Assigned and Purchased Customer Accounts**"), as well as the contracts and contract rights identified and described on Schedule 1.1b relating to the Business (collectively, the "**Assigned and Purchased Contracts**"). Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Purchased Assets shall not include any asset, or any right, title, or interest therein, not expressly identified on Schedule 1.1, Schedule 1.1a, or Schedule 1.1b. Without limiting the foregoing, STRAN acknowledges and agrees that WBG's assets relating to its other lines of business (including without limitation, its uniform, linen, towel, laundry, rental, mat, safety and janitorial products and services) are excluded assets and will not be included in the Purchased Assets.

1.2 Assumption of Liabilities. Other than the assumed liabilities for the Assigned and Purchased Contracts and the Purchased Inventory and the Open Orders as defined in Section 1.6 ("**Assumed Liabilities**"), Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created ("**Retained Liabilities**").

1.3 Purchase Price.

(a) Purchase Price. Subject to the conditions contained in this Agreement, in consideration for the transfer of the Purchased Assets, Buyer shall pay to Seller 75% of the agreed upon value of the Purchased Inventory (listed in Schedule 1.1c) at Closing (defined below) plus the Earn-Out Payments and Balance Of Inventory payment described in Sections 1.3b and c below at the time(s) and on the conditions set forth therein (all payments by Buyer set forth in this section collectively referred to as the "**Purchase Price**").

(b) Earn-Out Payments. The Buyer shall pay the Seller Earn-Out Payments in connection with the Assigned and Purchased Customer Accounts (set forth in Schedule 1.1a) equivalent to a specified percentage of Gross Profits (as set forth and defined in Schedule 1.3b) on payments received from customers in connection with the Assigned and Purchased Customer Accounts (the "**Earn-Out Payment**");

(c) Balance of Inventory. The Buyer shall pay the Seller for any additional Purchased Inventory value (listed in Schedule 1.1c), beyond the 75% paid at close, as used, and only if used, on a quarterly basis, through the 3-year earn-out period.

1.4 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Schedule 1.4 as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

1.5 Employees. Seller will be responsible for terminating the employment of all its employees and will pay all required vacation pay, benefits, salary, severance, termination and other amounts payable to such terminated employees up to the Closing Date. Buyer will, prior to the Closing Date, offer employment with similar income and benefits to 19 employees of the Business for a minimum of 90 days, which it, in its sole discretion, determines to hire. Seller will indemnify Buyer against any and all employment-related claims with respect to such employees which accrued prior to or as of the Closing Date, including but not limited to claims for vacation pay, benefits, salary, severance, termination and other amounts payable to such terminated employees as of the Closing Date.

1.6 Open Orders. For any "open" orders that have been placed by customers with WBG prior to the Closing and/or Effective Date ("**Open Orders**"), STRAN will take over and complete the business cycle. STRAN will be responsible for completing the order process, ensuring delivery, invoicing the customer for all job costs, paying WBG the respective vendor costs associated with those jobs, and collecting the accounts receivable from those customers. STRAN will pay Wildman all vendor costs plus 20% of the accounts receivable for those respective Open Orders listed on Schedule 1.6. Those orders will be listed on Schedule 1.6 and paid by STRAN along with the first quarterly Earn-Out Payment. For further clarification, Open Orders will not be eligible for Earn-Out Payments described in Schedule 1.3(b).

ARTICLE II
CLOSING

2.1 Asset Purchase Agreement Execution and Closing and Effective Date. The Agreement will be executed (the "**Execution**") on August 24, 2020 (the "**Execution Date**"). Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "**Closing**") shall take place at 9:00 a.m. EST on September 25, 2020 (the "**Closing Date**") at the offices of Barnes & Thornburg - Digital at or by which time all of the conditions to Closing set forth in Article VI and elsewhere herein must be either satisfied by the obligated party or waived by the other party, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The "Effective Date" for purposes of this Agreement shall coincide with the Closing Date unless Seller and Buyer mutually agree otherwise in writing.

2.2 Closing Deliverables. "**Transaction Documents**" means this Agreement and the following documents and the other agreements, instruments and documents required to be delivered at the Closing.

(a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a Bill Of Sale in the form of *Exhibit A* hereto (the "**WBG Bill Of Sale**") and duly executed by WBG, selling, granting, assigning, conveying, and transferring the applicable Purchased Assets to STRAN;

(ii) an Assignment and Assumption Agreement in the form of *Exhibit B* hereto (the "**WBG Assignment**") and duly executed by WBG, assigning, conveying, and transferring the Assigned and Purchased Contracts to STRAN;

(iii) all personnel records (including but not limited to terms of employment, compensation and benefits records, roles and responsibilities, etc.) of each WBG employee being hired by STRAN to the extent permitted by applicable laws, rules and regulations;

(iv) such other customary instruments of sale, transfer, assignment, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(v) a Non-Competition Agreement in the form of *Exhibit C* duly executed by WBG; and

(vi) any financial records relating to the Business and the Purchased Assets reasonably requested by STRAN or STRAN's bank to be set forth in further detail by STRAN in writing prior to Closing.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) funds corresponding to 75% of the agreed upon value of the Purchased Inventory, plus or minus any net credit due to or from STRAN pursuant to Schedule 1.5; and

(ii) the WBG Assignment in the form of ***Exhibit B*** hereto and duly executed by STRAN.

(iii) A Non-Competition Agreement in the form of ***Exhibit D*** duly executed by STRAN.

(iv) such other customary instruments or documents reasonably requested by Seller as may be required to give effect to this Agreement.

2.3 Risk of Loss. The risk of loss, damage or condemnation of any of the Purchased Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing Date. Seller shall use all commercially reasonable efforts to repair or replace any damaged or lost Purchased Assets. In the event that any material Purchased Assets suffer damage prior to the Closing Date and such Purchased Assets are not repaired or replaced by Seller prior to the Closing Date, Buyer shall have the option to either consummate this transaction on the Closing Date or terminate this Agreement on written notice to Seller. If Buyer elects to consummate the transaction, Seller shall assign to Buyer all proceeds of insurance it receives covering the damaged Purchased Asset(s).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, "Seller's knowledge," "knowledge of Seller" and any similar phrases shall mean the actual or constructive knowledge of any manager or other officer of Seller, after due inquiry.

3.1 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized and validly existing under the laws of the state of Indiana. Seller has full requisite power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions

contemplated hereby, do not and will not: (a) violate or conflict with the articles of organization, operating agreement or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any material obligation or loss of any material benefit under any contract or other instrument to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as disclosed on Schedule 3.2 (if necessary), no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.3 Title to Purchased Assets. Seller owns and has good and marketable title to the applicable Purchased Assets, free and clear of any Encumbrances.

3.4 Permits/Licenses. Seller holds all government licenses, permits, approvals and authorizations required for the conduct and operation of the Business (the "**Permits**"). To the best knowledge of Seller, no other permits are necessary in connection with the conduct of the Business. Seller is not transferring any of the Permits to Buyer, and Buyer must obtain the same in its company name.

3.5 Customers and Suppliers. Except as disclosed on Schedule 3.5 (if necessary), to the knowledge of Seller, Seller enjoys good relationships with its present customers and suppliers, and there have been no material customer or supplier issues experienced but not communicated to Buyer by Seller in writing prior to the execution of this Agreement that would indicate that these relationships should not continue after the Closing Date.

3.6 Taxes. Seller has filed all required tax returns, including payroll tax returns, and paid or deposited all taxes due with respect to the Business. Seller has no open or ongoing federal or state tax audits.

3.7 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation ("**Action**") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or adversely affecting Seller or the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.8 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.9 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from July 8, 2020, until the date of this Agreement, Seller has

operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had a "**Material Adverse Effect**" which means any event, occurrence, fact, condition or change, individually or in the aggregate, that is materially adverse to or could reasonably be expected to be materially adverse to (a) the Business, results of operations, condition (financial or otherwise) or assets of the Business, including the value of the Purchased Assets, or (b) the ability of Seller to consummate the transactions contemplated hereby; but in all cases excluding any event, occurrence, fact, condition or change arising from or related to: (i) generally applicable conditions (including the COVID-19 pandemic) affecting the industry in which the Seller operates; (ii) political or economic conditions that are generally applicable to the markets in which Seller operates; (iii) any natural or man-made disaster or acts of God, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any changes in applicable laws or accounting rules or the enforcement, implementation or interpretation thereof; or (v) the announcement, pendency or completion of the transactions contemplated by this Agreement; except, in the cases of clauses (i) or (ii), to the extent any change, effect, event, occurrence, development, state of facts or other matter has a materially disproportionate effect on the Company relative to other participants engaged in the industry in which the Company operates.

(b) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(c) imposition of any Encumbrance upon any of the Purchased Assets, except for permitted Encumbrances;

(d) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(e) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.10 **No Other Representations or Warranties.** Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), neither Seller nor any other person has made or makes any other express or implied representation or warranty of any kind, either written or oral, on behalf of Seller, including without limitation any representation or warranty as to the future revenue, profitability or success of the Business, or any representation or warranty arising from applicable laws, rules or regulations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, "Buyer's knowledge," "knowledge of Buyer" and any similar phrases shall mean the actual or constructive knowledge of any manager or other officer of Buyer, after due inquiry.

4.1 Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Massachusetts. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, bylaws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.4 Full Disclosure. No representation or warranty by Buyer in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.5 **Sufficient Funds/Solvency.** At the Closing, Buyer will have immediately available funds sufficient to pay the portion of the Purchase Price due at the Closing. Buyer is not currently insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1 Public Announcements. Unless otherwise required by applicable law, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby prior to the Closing Date without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

5.2 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take

such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

5.3 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct its Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

5.4 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Assigned and Purchased Contracts and other documents and data related to the Purchased Assets and the Business; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Purchased Assets and the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the Business; *provided, however*, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller.

5.5 Confidentiality. Buyer covenants and agrees to keep confidential the information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 5.5 shall nonetheless continue in full force and effect. This Section 5.5 is in addition to the obligations of Buyer under any nondisclosure or confidentiality agreement executed between Buyer and Seller.

5.6 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "**Schedule Supplement**"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.1 have been satisfied; *provided, however*, that if Buyer has the right to, but does not elect to, terminate this Agreement within fifteen (15) business days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement.

5.7 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.8 Exclusivity. Seller and its affiliates have been dealing and shall continue dealing exclusively with Buyer with respect to the sale of the Purchased Assets or the Business and have

not solicited, encouraged, or entertained and shall not solicit, encourage or entertain offers or inquiries (nor shall Seller nor any of its affiliates authorize or permit any member, manager, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, or provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of the Purchased Assets or the Business.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by Seller or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No other act, condition or event shall have occurred that would have a Material Adverse Effect on the Purchased Assets or the Business.

(d) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 2.2.

(e) Seller shall have delivered to Buyer any funds owed pursuant to Schedule 1.6 corresponding to a reconciliation of balances between vendor deposits and customer deposits at the time of Closing.

6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer's ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No other act, condition or event shall have occurred that would have a Material Adverse Effect on the ability of Buyer to perform its obligations hereunder and as contemplated hereby.

(d) Buyer shall have delivered to Seller the portion of the Purchase Price due at Closing for the Purchased Inventory under Section 1.3 and any funds owed pursuant to Schedule 1.6 corresponding to a reconciliation of balances between vendor deposits and customer deposits at the time of Closing.

ARTICLE VII
INDEMNIFICATION

7.1 Survival. The representations and warranties in Sections 3.4, 3.5, 3.7, 3.8 and 3.9 shall survive for a period of fifteen (15) months after the Closing. All other representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing until the expiration of any applicable statute of limitations.

7.2 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective officers, managers, members, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements ("**Losses**"), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; and

(c) any Retained Liabilities.

7.3 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective officers, managers, members, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements ("**Losses**"), arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; and

(c) any Assumed Liabilities; and

(d) Buyer's operation of the Business from and after the Effective Date.

7.4 Certain Limitations. The party making a claim under this Article VII is referred to as the "**Indemnified Party**", and the party against whom such claims are asserted under this Article VII is referred to as the "**Indemnifying Party**". The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) or Section 7.3(a) exceeds $12,000.00 (the "**Deductible**"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed an amount equal to ten percent (30%) of the Purchase Price.

7.5 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.6 Right of Set-Off. Upon the final determination that Buyer is entitled to indemnification under this Agreement and the amount of any such indemnification claim, Buyer may set-off such indemnification amounts owed to Buyer by Seller against the Earn-Out Payments to be paid as a portion of the Purchase Price pursuant to Section 1.3.

7.7 Exclusive Remedy. The sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII; provided that nothing herein will limit any party's rights under this Agreement to injunctive or other equitable relief to enforce its rights under this Agreement.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to the Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Seller by the Closing Date; or

(ii) any of the conditions set forth in Section 6.1 shall not have been satisfied by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to the Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Closing Date; or

(ii) any of the conditions set forth in Section 6.2 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by either Buyer or Seller in the event that:

(i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable.

8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in Section 5.5, this Article VIII, and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

9.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to WBG:	Wildman Business Group, LLC 800 South Buffalo Street Warsaw, IN 46580 E-mail: jwildman@wildmanbg.com Attention: Josh Wildman, CEO
with a copy to:	Barnes & Thornburg, LLP 700 1st Source Bank Center 100 North Michigan South Bend, Indiana 46601 E-mail: john.smarrella@btlaw.com Attention: John C. Smarrella
If to STRAN:	Stran & Company, Inc. 2 Heritage Drive Quincy, MA 02171 E-mail: andyshape@stran.com Attention: Andy Shape, President

with a copy to:

Twohig Caplan LLP
Attn: Michael P. Twohig, Esq.
25 Pender Street
Boston, MA 02132-3209
E-mail: mtwohig@twohigcaplan.com

9.3 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.5 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.7 No Third Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

9.9 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Indiana[1] without giving effect to any choice or conflict of law provision.

9.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of in any way related to this Agreement or the transactions contemplated hereby must be brought in the United States District Court for the Northern District of Indiana or an appropriate state court in Kosciusko County, Indiana, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

9.12 Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, or to elect to pursue any other remedy to which they are entitled under this Agreement or at law or in equity.

9.14 Confidentiality. None of the parties hereto will disclose the existence or terms of this Agreement or the subject matter hereof to any person other than authorized officers, managers, accountants, counsel and other employees and agents of such party who has a need to know such information in order to carry out the terms hereof without the written consent of the other party, except (i) to the extent necessary to seek judicial enforcement hereof or (ii) as required by any governmental authority or legal process, provided that in the latter case the party who is being required to make disclosure gives notice to the other party at a time and in a manner that will provide such other party a reasonable opportunity to seek protection from such disclosure.

9.15 Survival. All of the provisions of this Article IX shall survive the Closing.

9.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

WILDMAN BUSINESS GROUP, LLC

By: ______________________________ (SEAL)
Josh Wildman, CEO

BUYER:

STRAN & COMPANY, INC.

By: ______________________________ (SEAL)
Andy Shape, President

Schedule 1.1

WBG Purchased Assets

1. All of WBG's custom program software utilized by WBG in the Business, with the purchased accounts including all custom programming and the rights thereto developed by WBG.

2. All of WBG's relationships with and rights with respect to assigned and purchased customer accounts (Schedule 1.1a), all related customer contracts and agreements (Schedule 1.1b), related customer account records, correspondence, files, research data, and other documentation or analysis of WBG's assigned and purchased customer relationships.

3. All rights to all Schedule 1.1a and 1.1b related website and domain names. WBG will take all steps necessary to transfer domain name ownership of the websites to the STRAN within 30 days after the Closing Date.

4. All rights to purchased inventory listed in Schedule 1.1c.

5. All books, records, files and other data of WBG (including those stored electronically) relating to any of the Purchased Assets, including, but not limited to, inventory purchasing records and histories, customer purchasing histories, price lists, distribution lists, supplier lists, quality control records and procedures, customer complaint and inquiry files, records, sales materials and records (including, but not limited to, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), marketing and promotional surveys, material and research, in each case relating to the Purchased Assets.

6. All goodwill of WBG related to Schedule 1.1a assigned and purchased customer accounts.

Schedule 1.3b

Earn-Out Payments

"**Earn-Out Payments**", the Earn-out schedule is as follows:

Initial accounts purchased. Will be paid as follows:

a. 15% of annual Gross Profit for year 1 (12 months) following the Effective Date. To be paid within 30 days of year 1 (12 months) end.

b. 30% of annual Gross Profit for year 2 (months 13-24) following the Effective Date. To be paid within 30 days of the close of each quarter in year 2.

c. 30% of annual Gross Profit for year 3 (months 25-36) following the Effective Date. To be paid within 30 days of the close of each quarter in year 3.

d. Quarters will end each year on March 31st, June 30th, September 30th and December 31st.

e. Earn-Out Payments to be supported by a detailed Gross Profit report accompanying each payment (hereinafter defined and illustrated in an exhibit within this Agreement).[†]

f. Additional WBG accounts purchased with a similar strong history will be purchased under the same earn-out terms as above.[‡]

g. Referred accounts with less history but with a formal introduction and background will be purchased with earn-out payments as follows:

   i. 5% of sales for year 1 (12 months) following the referral date. Paid quarterly.

   ii. 3% of sales for year 2 (months 13-24) following the referral date. Paid quarterly.

   iii. 1% of sales for year 3 (months 25-36) following the referral date. Paid quarterly.

Open Orders purchased from Wildman prior to Effective Date, as listed on Schedule 1.6, will not be eligible for Earn-Out payments.

Gross Profit - "Gross Profit" to be defined as payments received from a customer less expenses charged by a 3rd party outside of STRAN charges directly related to that job or account. These expenses include, but are not limited to, COGS, decoration, setup fees, 3rd

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party warehousing and fulfillment charges, inbound and outbound shipping, duties/taxes, customer specific trade show and event costs.

Seller's Review: Seller will have sixty (60) days after receipt of the Gross Profit report from Buyer to examine the same and Buyer's books, records and workpapers relating thereto and to submit a notice to Buyer of its objections to the calculation of the Earn-Out Payment, if any. If Seller has not given notice to Buyer within such sixty (60) day period, or if the parties are able to resolve any objections through negotiations, then the amount of the Earn-Out Payment, as revised pursuant to such negotiations, if any, shall be final and binding on the parties for all purposes. If the parties are unable to resolve any objections to the calculation of the Earn-Out Payment for any period within thirty (30) days after notice of such objections has been given to Buyer, the issues in dispute shall be referred for resolution to an independent accounting firm mutually acceptable to Buyer and Seller (the "**Independent Accountants**"). The Independent Accountants will complete their review of the Gross Profit report and any documentation submitted by the parties with respect thereto within forty-five (45) days after they are engaged, and the decision of the Independent Accountants shall be final and binding on Buyer and Seller. Upon resolution of the dispute, the Independent Accountants will prepare and forward to Buyer and Seller an explanation of their determination with respect to the issues in dispute and the revised Gross Profit report, adjusted in accordance with the determination of the Independent Accountants with respect to the issues in dispute. In such an event, the revised Gross Profit report and the revised calculation of the Earn-Out Payment will be final and binding on the parties for all purposes. Buyer and Seller shall each be responsible for one-half (½) of the fees and expenses charged by the Independent Accountants for their services. Any amount owed by Seller or Buyer to the other party after the final determination of the disputed Earn-Out Payment shall be paid within three (3) business days after such final determination.

Schedule 1.4

Allocation of Purchase Price

	WBG
Computer software	5.00 %
Inventory Assets	25.00 %
Goodwill/Customer List	70.00 %
Total Purchase Price	$ 100.00 %

Schedule 1.5

Reconciliation of Vendor -Customer Deposits & Handling of WBG Gift Cards and Customer Credits

Vendor Deposits

- WBG will reconcile and provide final amount to Stran at Closing or on Effective Date (if different). This amount will be reimbursed/credited to WBG at Closing or on Effective Date (if different) as described in Summary below.

Customer Deposits

WBG will reconcile and provide current final amount to Stran at Closing or on Effective Date (if different). This amount will be reimbursed/credited to Stran at Closing or on Effective Date (if different) as described in the Summary below.

Summary

Vendor Deposits (due to WBG):	$0.00
Customer Deposits (due to STRAN): $0.00	$0.00
Reconciliation: Total Cash Due to 0. **:**	$0.00

Handling of WBG Gift Cards and Customer Credits

- WBG will reimburse STRAN for WBG gift card and customer credit amounts used and applied to customer payments. Both WBG and STRAN will determine and agree on best method to account for reimbursement.